Exhibit 99.1

             LTX Lowers Guidance for Fourth Fiscal Quarter

    NORWOOD, Mass.--(BUSINESS WIRE)--Aug. 8, 2007--LTX Corporation (Nasdaq: LTXX), a leading provider of semiconductor test solutions, today announced that it is lowering its guidance for revenues and earnings for the Company's fourth fiscal quarter ended July 31, 2007 due to continued weakness in the semiconductor test equipment industry.

    The Company now expects revenues to be approximately $30 million, down from the previous guidance of $33 million to $35 million given on May 17, 2007. Accordingly, the loss per share is expected to be ($0.07) to ($0.08), down from ($0.04) to ($0.06) in our previous guidance.

    "Industry conditions remained mixed through the end of July leading to LTX's revenue shortfall. As a result, we expect revenue in the first quarter, ending October 31, 2007, to be approximately flat sequentially with a range of $28 million to $32 million," commented Dave Tacelli, chief executive officer and president. "Despite these industry conditions, our X-Series product line is building momentum with new and existing customers, and further improvements to the business model continue as planned."

    The Company will announce results for the fourth fiscal quarter on Thursday, August 30, 2007. A conference call will be held on that day at 4:30PM EDT and will be simulcast via the LTX web site
(www.ltx.com).

    "Safe Harbor" Statement: This press release contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that relate to prospective events or developments, including, without limitation, statements regarding our revenue, margin and earnings guidance, are deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "projects," "forecasts," "will" and similar expressions are intended to identify forward-looking statements. There are a number of important factors and risks that could cause actual results or events to differ materially from those indicated by these forward-looking statements. Such risks and factors include, but are not limited to, the risk of fluctuations in sales and operating results, risk related to the timely development of new products, options and software applications, as well as the other factors described under "Business Risks" in LTX's most recently filed annual report on Form 10-K and in our most recently filed quarterly report on Form 10-Q filed with the Securities and Exchange Commission. We disclaim any intention or obligation to update any forward-looking statements.

    ABOUT LTX

    LTX Corporation (Nasdaq: LTXX) is a leading supplier of test solutions for the global semiconductor industry. LTX's X-Series, the industry's most comprehensive family of production-proven, compatible test systems, delivers a scalable solution that provides the right test performance and the right cost of test. Combined with LTX's industry-leading applications engineering and customer service teams, the X-Series enables companies to accelerate their time to market, optimize test economics and stay ahead of the technology curve. Additional information can be found at www.ltx.com.

    LTX is a registered trademark and enVision is a trademark of LTX
Corporation.

    All other trademarks are the property of their respective owners.

    Source LTX Corporation

    www.ltx.com

    CONTACT: LTX Corporation
             Mark Gallenberger, 781-467-5417
             mark_gallenberger@ltx.com